Exhibit 21

SUBSIDIARIES OF PETROS PHARMACEUTICALS, INC.

(as of December 31, 2025)

Company	Jurisdiction
Metuchen Pharmaceuticals LLC	Delaware
Neurotrope, Inc.	Nevada